EXHIBIT 3.5.1

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF AMENDMENT

CHANGING THE NAME OF A VIRGINIA STOCK CORPORATION

By Unanimous Consent of the Shareholders

The undersigned, pursuant to § 13.1-710 of the Code of Virginia, executes these articles and states as follows:

1.	The current name of the corporation is Syniverse Networks of Virginia, Inc.

2.	The name of the corporation is changed to Syniverse Technologies of Virginia, Inc.

3.	The foregoing amendment was adopted by unanimous consent of the shareholders on June 13, 2005.

(date)

Executed in the name of the corporation by:

/s/ Robert F. Garcia, Jr.	June 13, 2005

(signature)	(date)

Robert F. Garcia, Jr.	President

(printer name)	(corporate title)

813-273-4781	0615722-6

(telephone number (optional))	(corporation’s SCC corporate ID no.)

(The execution must be by the chairman or any vice-chairman of the board of directors, the president, or any other of its officers authorized to act on behalf of the corporation.)

See instructions on the reverse.

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

AT RICHMOND, JUNE 30, 2005

The State Corporation Commission has found the accompanying articles submitted on behalf of

Syniverse Technologies of Virginia, Inc. (formerly Syniverse Networks of Virginia, Inc.)

to comply with the requirements of law, and confirms payment of all required fees. Therefore, it is ORDERED that this

CERTIFICATE OF AMENDMENT

be issued and admitted to record with the articles of amendment in the Office of the Clerk of the Commission, effective June 30, 2005.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By	/s/ Mark G. Christie Commissioner

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